Exhibit 99.1

EV Energy Partners Announces Closing of Utica East Ohio Divestment for $575 Million

HOUSTON, June 10, 2015 /PRNewswire/ — EV Energy Partners, L.P. (NASDAQ: EVEP) today announced it has closed the previously announced sale of its entire 21 percent interest in Utica East Ohio Midstream L.L.C., (UEO), to Utica Gas Services, L.L.C, a subsidiary of Williams Partners L.P. (NYSE: WPZ), and M3 Ohio Gathering LLC, for total cash consideration of $575 million. EVEP’s net capital contribution to UEO was approximately $294 million.

EVEP intends to initially use the net proceeds of the disposition to repay all amounts outstanding under its revolving credit facility and to hold the remainder available for future activities. Availability under the revolving credit facility may be used to fund future activities, including acquisitions of oil and natural gas properties.

Jefferies LLC acted as EVEP’s exclusive financial advisor in connection with the divestiture.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and natural gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release includes "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Statements regarding the use of proceeds are forward looking statements.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of EVEP, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. Additional risks are described in the EVEP's reports filed with the Securities and Exchange Commission.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

EV Energy Partners, L.P., Houston
Nicholas Bobrowski

713-651-1144
http://www.evenergypartners.com